Exhibit 10.1

The Management Network Group, Inc.
2011 Executive Incentive Compensation Plan

The following is a description of the executive incentive compensation plan for fiscal year 2011 adopted by the independent members of the Board of Directors of The Management Network Group, Inc.:

The amount, if any, of the bonus pool for fiscal year 2011 (the "Payout Amount") will be determined as follows:

2011 Non-GAAP EBITDA (Post-Bonus) Exceeds1	Payout Amount
$2,750,000	$450,000
$3,025,000	$575,000
$3,300,000	$700,000
$3,630,000	$770,000
$3,970,000	$830,000
$4,310,000	$890,000
Payout Amount is capped at $890,000

Eligible Participants: Principal executive officer, president and chief operating officer, and principal financial officer.

The distribution of the Payout Amount, if any, among the Eligible Participants will be determined by the Compensation Committee and/or independent directors.

1 Non-GAAP EBITDA excludes non-cash charges and extraordinary one-time items approved by the Compensation Committee.